SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549-1004

                                   FORM 8-K

                                CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 1, 2000

                      Commission File Number 1-5324
                                             ------


                           NORTHEAST UTILITIES
                          --------------------
         (Exact name of registrant as specified in its charter)


                MASSACHUSETTS                 04-2147929
                -------------                 ----------

   (State or other jurisdiction of        (I.R.S. Employer
      incorporation or organization)     Identification No.)


174 BRUSH HILL AVENUE, WEST SPRINGFIELD, MASSACHUSETTS      01090-0010
------------------------------------------------------------
           (Address of principal executive offices)        (Zip Code)


                             (413) 785-5871
                             --------------
        (Registrant's telephone number, including area code)


                             Not Applicable
                             --------------
      (Former name or former address, if changed since last report)




Item 2. Acquisition or Disposition of Assets.

         On March 1, 2000, Northeast Utilities ("NU") completed the acquisition (the "Merger") of Yankee Energy System, Inc. ("Yankee") pursuant to the terms of the previously reported Agreement and Plan of Merger, dated as of June 14, 1999 (the "Merger Agreement"), by and between NU and Yankee.

         Yankee merged with and into NU Acquisition Corp., a Connecticut corporation and wholly owned subsidiary of NU ("NUAC"), with NUAC surviving the Merger, effective as of March 1, 2000. NUAC has been renamed "Yankee Energy System, Inc." Each share of Yankee common stock was converted into the right to receive consideration of $45 per share consisting of cash and common shares of NU. The conversion ratio was determined through arm's length negotiations. NU borrowed the funds used for the cash portion of the consideration, approximately $261.4 million, through a Term Loan Agreement dated March 1, 2000 with a group of banks led by Canadian Imperial Bank of Commerce, New York Agency, as Administrative Agent. NU issued 11,144,760 of NU Common Shares to Yankee shareholders for the share portion of the transaction.

         The Merger Agreement is incorporated herein by reference from NU's Current Report on Form 8-K for an event dated June 14, 1999, and is listed herein as Exhibit 2.1. A copy of NU's press release announcing the effectiveness of the Merger is included as Exhibit 99.1. The foregoing description of the Merger is qualified in its entirety by reference to such Exhibits.

Item 7.  Financial Statement, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Yankee Energy System, Inc.

(b) Pro Forma Financial Information.

(c) Exhibits.

Exhibit      Description
Number

2.1 Agreement and Plan of Merger, dated as of June 14, 1999, by and between Northeast Utilities and Yankee Energy System, Inc. (filed as
Exhibit 1 to NU's Current Report on Form 8-K for an event dated
June 14, 1999, and incorporated herein by reference)

99.1     Press Release dated March 1, 2000.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHEAST UTILITIES


By:   /s/ David R. McHale
      Name: David R. McHale
      Title: Vice President & Treasurer


Dated: March 1, 2000


Item 7. (a) Yankee Energy System, Inc. and Subsidiaries Financial Statements

CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

FOR THE YEARS ENDED SEPTEMBER 30,              1999        1998        1997
-------------------------------------------------------------------------------
Revenues:
  Utility revenues                          $275,619    $283,839     $318,954
  Nonutility revenues                         27,863      30,928        6,087
                                            --------    --------     --------
       Total revenues                        303,482     314,767      325,041
                                            --------    --------     --------
Operating expenses:
  Cost of gas/goods sold                     152,376     169,287      176,757
  Operations                                  61,353      61,964       58,569
  Maintenance                                  6,343       5,978        6,382
  Merger expenses                              1,981        -            -
  Nonrecurring charges                         4,436        -            -
  Depreciation and amortization               21,560      19,789       18,130
  Taxes other than income taxes               20,809      20,431       22,519
                                            --------    --------     --------
       Total operating expenses              264,422     281,885      282,357
                                            --------    --------     --------
Operating income                              39,060      32,882       42,684
Other income/expense:
  Other income, net                              243         174          159
  Interest expense, net                       14,604      13,853       12,463
                                            --------    --------     --------
Income before income taxes                    24,699      19,203       30,380
Provision for income taxes                    11,324       8,320       13,423
                                            --------    --------     --------
Net income                                  $ 13,375    $ 10,883     $ 16,957
                                            ========    ========     ========
Basic and diluted earnings per
  common share                              $   1.26    $   1.04     $   1.62
                                            ========    ========     ========

 The accompanying notes are an integral part of these consolidated financial statements.



CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

AT SEPTEMBER 30,                                       1999        1998
-------------------------------------------------------------------------------
ASSETS

Utility plant, at original cost                      $591,882    $547,098
  Less-Accumulated provision for depreciation         223,142     207,872
                                                     --------    --------
                                                      368,740     339,226
  Construction work in progress                        12,308      28,707
                                                     --------    --------
       Total net utility plant                        381,048     367,933
                                                     --------    --------
Other property and investments                         15,593      12,778
Assets held for sale                                   15,352      12,361

Current assets:
  Cash and temporary cash investments                   1,736       1,881
  Accounts receivable, less accumulated provision
   for uncollectible accounts of $5,979 in 1999
   and $8,132 in 1998                                  38,952      35,946
  Fuel supplies                                         1,316       1,418
  Other materials and supplies                          1,994       1,972
  Accrued utility revenues                              6,705       4,028
  Prepaid expenses and other                           18,165      25,327
                                                     --------    --------
       Total current assets                            68,868      70,572
                                                     --------    --------

Deferred gas costs                                      7,244      10,480
Recoverable environmental cleanup costs                33,816      34,084
Recoverable income taxes                                4,166      10,673
Recoverable postretirement benefits costs               1,236       1,725
Other deferred debits                                  12,963      14,678
                                                     --------    --------
       Total assets                                  $540,286    $535,284
                                                     ========    ========

CAPITALIZATION AND LIABILITIES

Capitalization (see accompanying statements):
   Common shareholders' equity                       $165,579    $164,992
   Long-term debt, net of current portion             163,050     131,048
                                                     --------    --------
       Total capitalization                           328,629     296,040
                                                     --------    --------
Current liabilities:
  Notes payable to banks                               56,000      75,700
  Long-term debt, current portion                       1,200       4,217
  Accounts payable                                     23,013      19,643
  Accrued interest                                      3,322       3,176
  Pipeline transition costs payable                     1,539       2,516
  Other                                                 6,456       8,402
                                                     --------    --------
       Total current liabilities                       91,530     113,654
                                                     --------    --------
Accumulated deferred income taxes                      65,843      72,816
Accumulated deferred investment tax credits             7,948       8,325
Reserve for environmental cleanup costs                35,000      35,000
Postretirement benefits obligation                      3,691       3,353
Other deferred credits                                  7,645       6,096

Commitments and contingencies (Note 9)
                                                     --------    --------
       Total capitalization and liabilities          $540,286    $535,284
                                                     ========    ========


 The accompanying notes are an integral part of these consolidated financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

FOR THE YEARS ENDED SEPTEMBER 30,          1999         1998          1997
------------------------------------------------------------------------------
Cash Flows From Operating Activities:
  Net income                             $ 13,375     $ 10,883     $ 16,957
  Adjusted for the following:
    Depreciation and amortization          21,560       19,789       18,130
    Asset impairment, nonrecurring charge    -           2,037          -
    Equity earnings from investments         (372)        (216)        (105)
    Deferred income taxes, net               (843)       4,598        6,927
    Deferred gas costs activity and
      other non-cash items                  6,031       (3,688)      (5,007)
    Changes in working capital:
      Accounts receivable and accrued
        utility revenues                   (5,683)      (8,305)        (271)
      Prepaid expenses and other            7,162      (11,395)      (5,106)
      Accounts payable and accrued
        liabilities                         3,370       (3,098)         170
      Other working capital
        (excludes cash)                    (1,720)       7,885       (3,089)
                                         --------     --------     --------
Net cash provided by operating
  activities                               42,880       18,490       28,606

Cash Flows From Financing Activities:
  Net proceeds from common
    stock issuance                          1,193        2,232          105
  Issuance of long-term debt               50,000         -          30,000
  Retirement of long-term debt            (21,015)      (4,017)     (34,017)
  (Decrease) increase in
    short-term debt                       (19,700)      36,700       18,700
  Cash dividends                          (14,858)     (14,267)     (13,797)
                                         --------     --------     --------
Net cash (used for) provided by
  financing activities                     (4,380)      20,648          991

Investment In Plant And Other:
  Utility plant                           (31,881)     (34,649)     (31,320)
  Other property, investments
    and assets held for sale               (6,764)      (4,847)      (3,891)
                                         --------     --------     --------
Net cash used for plant and other         (38,645)     (39,496)     (35,211)

Net Decrease In Cash and Temporary Cash
   Investments For The Period                (145)        (358)      (5,614)

Cash and Temporary Cash Investments,
  beginning of period                       1,881        2,239        7,853
                                         --------     --------     --------

Cash and Temporary Cash Investments,
  end of period                          $  1,736     $  1,881     $  2,239
                                         ========     ========     ========
Supplemental Cash Flow Information:
  Cash paid during the period for:
  Interest, net of amounts capitalized   $ 15,313     $  13,273    $ 14,203
  Income taxes                           $  3,884     $  6,469     $ 12,140


  The accompanying notes are an integral part of these consolidated financial statements.



CONSOLIDATED STATEMENTS OF CAPITALIZATION

(IN THOUSANDS)

AT SEPTEMBER 30,                                             1999       1998
-------------------------------------------------------------------------------
Common shareholders' equity:
  Common shares - $5 par value, authorized 20,000,000
  shares; 10,633,666 and 10,545,362 shares outstanding
  at September 30, 1999 and 1998                          $ 53,168   $  52,727
  Capital surplus, paid in                                  90,978      89,949
  Unearned compensation-restricted stock awards (a)           (131)       (131)
  Retained earnings                                         21,564      23,047
  Employee stock ownership plan guarantee (b)                 -           (600)
                                                          --------    --------
    Total common shareholders' equity                      165,579     164,992
                                                          --------    --------

Long-term debt:
  First mortgage bonds (c)
    Maturity          Interest rates
     2004                 10.03%                              -         20,165
     2005                  6.75%                            20,000      20,000
     2009                  6.20%                            50,000        -
     2012                  7.19%                            30,000      30,000
     2019                 10.07%                            19,000      19,000
     2022                  8.48%                            20,000      20,000
     2023                  8.63%                            20,000      20,000
                                                          --------    --------
    Total first mortgage bonds                             159,000     129,165
Term loan agreement, 6.24%, due February, 2003 (c)           5,250       5,500
Guarantee of employee stock ownership plan term
  loan agreement, 10.38%, final maturity July, 1999 (b)       -            600
                                                          --------    --------
Total long-term debt                                       164,250     135,265
Less amounts due within one year (b)(c)                      1,200       4,217
                                                          --------    --------
Long-term debt, net                                        163,050     131,048
                                                          --------    --------
Total capitalization                                      $328,629    $296,040
                                                          ========    ========


(a) Consistent with the terms of the Non-Employee Directors' Stock Compensation Plan, incentive awards of 225 shares and 1,200 shares of restricted common stock were granted to directors during 1999 and 1998, respectively. Under the directors' plan, the market value of the restricted stock awards has been recorded as unearned compensation and is shown as a separate component of shareholders' equity. The earned compensation is charged to administrative and general expense as shares become vested. Earned compensation was approximately $30,100 for fiscal 1999 and $29,000 for fiscal 1998.

    Consistent with the terms of the Long-Term Incentive Compensation Plans of the Company, incentive awards of 25,600 and 1,711 shares of restricted common stock were granted to employees during 1999 and 1998, respectively. Under the Long-Term Compensation Plans, the market value of the restricted stock awards has been recorded as unearned compensation and is shown as a separate component of shareholders' equity. The earned compensation is charged to administrative and general expense as shares become vested. Earned compensation was approximately $253,000 for fiscal 1999 and $78,000 for fiscal 1998.

(b) On July 20, 1989, Yankee Energy became guarantor of a term loan agreement between the Trustee for the Company's 401(k) Employee Stock Ownership Plan
    (ESOP), and a commercial bank, in the amount of $4,000,000. The proceeds were used by the Trustee exclusively to acquire outstanding shares of Yankee Energy common stock pursuant to the terms of the Company's ESOP. The final maturity date of the agreement was July 1, 1999.

(c) Long-term debt maturities and cash sinking fund requirements on debt outstanding at September 30, 1999 for each of the fiscal years 2000 through 2004 (excluding early redemption options the Company may utilize) are $1,200,000; $1,200,000; $1,200,000; $5,450,000; and $950,000, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDER'S EQUITY

(In thousands)
--------------------------------------------------------------------------------------------------------------
                                                                                        Employee
                                                                                          Stock
                                                          Capital                       Ownership
                                              Common      Surplus,       Retained          Plan
                                              Shares      Paid In       Earnings (a)    Guarantee      Total
--------------------------------------------------------------------------------------------------------------
Balance at September 30, 1996                 $52,248     $87,947        $23,271        ($1,400)     $162,066
Net income                                                                16,957                       16,957
Issuance of 4,860 common shares -
  $5 par value                                     24          81                                         105
Cash dividends on common shares -
  $1.32 per share                                                        (13,797)                     (13,797)
Employee stock ownership plan
  loan repayment                                                                            400           400
Unearned compensation-restricted
  stock awards (b)                                            (25)                                        (25)
--------------------------------------------------------------------------------------------------------------
Balance at September 30, 1997                 $52,272     $88,003        $26,431        ($1,000)     $165,706
Net income                                                                10,883                       10,883
Issuance of 90,948 common shares -
  $5 par value                                    455       1,777                                       2,232
Cash dividends on common shares -
  $1.36 per share                                                        (14,267)                     (14,267)
Employee stock ownership plan
  loan repayment                                                                            400           400
Unearned compensation-restricted
  stock awards (b)                                             38                                          38
--------------------------------------------------------------------------------------------------------------
Balance at September 30, 1998                 $52,727     $89,818        $23,047          ($600)     $164,992
Net income                                                                13,375                       13,375
Issuance of 88,304 common shares -
  $5 par value                                    441         752                                       1,193
Cash dividends on common shares -
  $1.40 per share                                                        (14,858)                     (14,858)
Employee stock ownership plan
  loan repayment                                                                            600           600
Unearned compensation-restricted
  stock awards (b)                                            277                                         277
--------------------------------------------------------------------------------------------------------------
Balance at September 30, 1999                 $53,168     $90,847        $21,564             $0      $165,579
--------------------------------------------------------------------------------------------------------------

(a) Yankee Gas has dividend restrictions imposed by its Bond Purchase Agreements. At September 30, 1999, retained earnings available for common dividends under the terms of the Series A agreement and Series B and C agreements totaled approximately $40.5 million and $50.8 million, respectively.

(b) See note (a) of the Consolidated Statements of Capitalization.

The accompanying notes are an integral part of these consolidated financial statements.




                   YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The Company: Yankee Energy System, Inc. ("YES" or the "Company"), headquartered in Meriden, Connecticut, is a diversified company specializing in the distribution, conversion, and control of energy to meet our customers' needs. Our principal operating subsidiary is Yankee Gas Services Company ("Yankee Gas"). Yankee Gas, the largest natural gas distribution company in Connecticut, provides service to more than 185,000 customers in 69 cities and towns.

        On June 14, 1999, the Company and Northeast Utilities ("NU") entered into an Agreement and Plan of Merger ("Merger Agreement") providing for a merger transaction ("Merger") between the Company and NU. Pursuant to the Merger Agreement, the Company will merge with and into Merger Sub, a Connecticut corporation to be formed by NU prior to the closing of the Merger as a wholly owned subsidiary of NU. Merger Sub will be the surviving entity, but will change its name to "Yankee Energy System, Inc." As a result of the Merger, the Company will become a wholly owned subsidiary of NU. Shareholders of Yankee Energy will receive $45.00 a share, 45% payable in NU shares and 55% payable in cash. The Merger will be accounted for using the purchase method of accounting. On October 12, 1999, the shareholders of the Company approved the Merger. The Merger is conditioned on, among other things, the approval of the various regulatory agencies, including the Connecticut Department of Public Utility Control ("DPUC") and the Securities and Exchange Commission. The Company expects the Merger to close in the first half of fiscal 2000.

        The Company's other operating subsidiaries support the core business in natural gas distribution, or allow the Company to expand its growing business in energy-related services. Yankee Energy Services Company ("YESCo") provides a wide range of energy-related services for its customers. YESCo Controls division provides comprehensive building automation with engineering, installation and maintenance of building control systems. YESCo Mechanical Services division provides comprehensive heating, ventilation and air-conditioning ("HVAC"), boiler and refrigeration equipment services and installation. In addition to Yankee Gas and YESCo, two other subsidiaries are taking advantage of opportunities by offering services once exclusively provided to local energy customers to a broader marketplace. R.M. Services, Inc. ("RMS"), through its alliance with Dun & Bradstreet Management Receivables Services, provides consumer collection services for companies throughout the United States, and Yankee Energy Financial Services Company ("Yankee Financial") provides a full range of equipment and home improvement financing options through programs like the Hometown Energy Loan Program. NorConn Properties, Inc. ("NorConn") owns selected system real estate, which it leases to Yankee Gas. Additional company information can be found at the Company web site, www.yankeeenergy.com.

        Principles of Consolidation: The consolidated financial statements of the Company include the accounts of all subsidiaries. Intercompany transactions have been eliminated in consolidation.

        Public Utility Regulation: Yankee Gas is subject to regulation for rates and other matters by the DPUC and follows accounting policies prescribed by the DPUC. The Company prepares its financial statements in accordance with generally accepted accounting principles, which include the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," ("FAS 71"). FAS 71 requires a cost-based, rate-regulated enterprise such as Yankee Gas to reflect the impact of regulatory decisions in its financial statements. The DPUC, through the rate regulation process, can create regulatory assets that result when costs are allowed for rate making purposes in a period other than the period in which the costs would be charged to expense by an unregulated enterprise.

        Following the provisions of FAS 71, Yankee Gas has recorded regulatory assets or liabilities as appropriate primarily related to deferred gas costs, pipeline transition costs, hardship customer receivables, environmental cleanup costs, income taxes and postretirement benefit costs. The specific amounts related to these items are disclosed in the consolidated balance sheets. Yankee Gas continues to be subject to cost-of-service-based rate regulation by the DPUC. Based upon current regulation and recent regulatory decisions, the Company believes that its use of regulatory accounting in accordance with the provisions of FAS 71 is appropriate.

        Revenues: Utility revenues are based on authorized rates applied to each customer's use of gas. Rates can be changed only through a formal proceeding before the DPUC. At the end of each accounting period, a revenue estimate for the amount of gas delivered but unbilled is recorded.

        Merger Costs: The Company has recorded approximately $2.0 million of costs for legal, consulting and financial advisory services related to the Merger. These costs have been expensed as incurred.

        Depreciation: The provision for utility depreciation is calculated using the straight-line method based on estimated remaining useful lives of depreciable utility plant in service, adjusted for net salvage value and removal costs as approved by the DPUC. The depreciation rates for the several classes of plant in service are equivalent to an overall composite rate of 3.3 percent in fiscal years 1999, 1998 and 1997.

        Purchased Gas Adjustment Clause ("PGA"): The DPUC-approved rates include an adjustment clause under which gas costs above or below base rate levels are charged or credited to customers. As prescribed by the DPUC, differences between the actual purchased gas costs and the current cost recovery are deferred and recovered or refunded over future periods.

        Equity Accounting: The Company accounts for YESCo's investments in energy production facilities using the equity method, recording their proportionate share of earnings (losses) with corresponding increases (decreases) in their investment. Distributions received reduce the carrying amount of these investments.

        Income Taxes: Differences exist between the periods in which transactions affect income in the financial statements and the periods in which they affect the determination of income subject to tax. The tax effect of such timing differences is accounted for in accordance with the ratemaking treatment required by the DPUC. As of September 30, 1999, the Company has a deferred tax liability and a corresponding regulatory asset of approximately $4 million. These deferred amounts represent book/tax differences for which the tax impacts were not recognized in the financial statements (or included in the rates) at the time the differences occurred (flow-through accounting), but for which the additional taxes due at the time the differences reverse will be recoverable from ratepayers.

        Cash and Temporary Cash Investments: Cash and temporary cash investments includes cash on hand and short-term investments which are highly liquid in nature and have original maturities of three months or less.

        Reclassifications: Certain prior year amounts have been reclassified to conform with current year classifications.

        Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Earnings per Share: The Company is required to compute and present basic and diluted earnings per share. The basic weighted average shares outstanding for fiscal 1999, 1998 and 1997 were 10,609,293, 10,495,806 and 10,451,165, respectively, and the diluted weighted average shares outstanding for fiscal 1999, 1998 and 1997 were 10,623,017, 10,499,810 and 10,453,318, respectively. As such, there is no measurable difference between basic and diluted earnings per share.

        Recent Accounting Pronouncements: In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires the Company to recognize all derivatives as either assets or liabilities in the consolidated balance sheets and measure those instruments at fair value. Management is currently evaluating the impact of this standard and believes the adoption will not materially impact the Company's consolidated financial position, results of operations or cash flows. This statement is effective for the Company in the first quarter of fiscal year 2001.

NOTE 2) INCOME TAX EXPENSE

        The components of the federal and state income tax provisions are:

        YEARS ENDED SEPTEMBER 30,        1999           1998         1997
        --------------------------------------------------------------------
        (In thousands)

        Charged to income:
        Current income taxes:
          Federal                      $ 9,631        $2,252      $ 4,509
          State                          2,726           624        1,979
                                       -------        ------      -------
            Total current               12,357         2,876        6,488
                                       -------        ------      -------
        Deferred income taxes, net:
          Investment tax credit           (377)         (377)        (377)
          Federal                          (55)        5,528        6,004
          State                           (601)          293        1,308
                                       -------        ------      -------
            Total deferred              (1,033)        5,444        6,935
                                       -------        ------      -------
        Total income tax expense       $11,324        $8,320      $13,423
                                       =======        ======      =======

        Deferred income tax liabilities (assets) are comprised of the following:

        AT SEPTEMBER 30,                          1999            1998
        ---------------------------------------------------------------------
        (In thousands)

        Depreciation                            $71,854          $75,238
        Other                                    (6,011)          (2,422)
                                                -------          -------
        Net deferred income tax liability       $65,843          $72,816
                                                =======          =======


        The differences between the effective income tax rate recorded by the Company and the statutory federal tax rate are reconciled as follows:

                                     1999              1998             1997
                                     ----              ----             ----

        Federal statutory rate       35.0%             35.0%            35.0%

        Tax effect of differences:
          Depreciation                6.1                9.3              5.1

          State income taxes net
            of federal benefit        5.6                3.1              6.9
          Merger expenses             2.5                 -                -
          Pension accrual            (1.4)              (4.0)            (0.1)
          Miscellaneous              (1.9)              (0.1)            (2.7)
                                    -----              -----            -----

        Effective income tax rate    45.9%              43.3%            44.2%
                                    =====              =====            =====

NOTE 3) LEASES

        The Company has entered into operating lease agreements for the use of office equipment, vehicles and buildings. For fiscal 1999, 1998 and 1997, these lease payments were $2,274,000, $1,999,000 and $2,064,000, respectively. Future minimum lease payments, excluding associated costs such as property taxes, state use taxes, insurance and maintenance, under long-term noncancelable leases as of September 30, 1999, are approximately:

        Year                                      (In Thousands)
        ----                                      --------------
        2000                                         $1,851
        2001                                          1,568
        2002                                          1,239
        2003                                            655
        2004                                            497
        After 2005                                      333
                                                     ------
        Future minimum lease payments                $6,143
                                                     ======

NOTE 4) POSTRETIREMENT BENEFITS

        The Company has a noncontributory defined benefit retirement plan, covering employees of Yankee Gas and RMS. Benefits are based on years of service and employees' highest consecutive 60 months of compensation during the last 120 months of employment. It is the Company's policy to fund annually an amount at least equal to that which will satisfy the requirements of the Employee Retirement Income Security Act and the Internal Revenue Code. No contributions were required or made in fiscal 1999, 1998 and 1997. Pension assets are invested primarily in equity securities and investment grade bonds.

        In fiscal 1999, the Company adopted Statement of Financial Accounting Standards No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits", which standardizes the disclosure requirements for pension and other postretirement benefits, eliminates certain disclosure, and requires additional information on the changes in the benefit obligations and fair value of plan assets.

        The components of net pension cost (income) were:

        YEARS ENDED SEPTEMBER 30,                    1999             1998
        -------------------------                    ----             ----
        (In thousands)

        Change in benefit obligation:
        Benefit obligation at beginning of year    $ 73,352          $64,845
        Service cost                                  2,425            2,099
        Interest cost                                 5,022            4,814
        Amendments                                     -                 717
        Actuarial loss (gain)                        (9,244)           3,961
        Benefits paid                                (3,261)          (3,084)
                                                    --------          -------
        Benefit obligation at end of year          $ 68,294          $73,352
                                                   ========          =======

        Change in plan assets:
        Fair value of plan assets at
          beginning of year                        $ 88,837          $89,966
        Actual return on plan assets                 15,339            1,955
        Benefits paid                                (3,261)          (3,084)
                                                   --------          -------
        Fair value of plan assets at end of year   $100,915          $88,837
                                                   ========          =======
        Funded status                              $ 32,621          $15,485
        Unrecognized transition asset                  (531)            (617)
        Unrecognized prior service cost                 625              665
        Unrecognized net actuarial loss             (32,888)         (16,629)
                                                   --------          -------
        Accrued pension cost (income)              $   (173)         $(1,096)
                                                   ========          ========

YEARS ENDED SEPTEMBER 30,                1999           1998             1997
------------------------                 ----           ----             ----
(In thousands)

Net pension cost includes the following components:
  Service cost                         $ 2,425        $ 2,099         $ 1,992
  Interest cost                          5,022          4,814           4,522
  Expected return on plan assets        (7,851)        (7,958)         (6,413)
  Amortization of transition asset         (86)           (86)            (86)
  Amortization of prior service cost        40             26              (3)
  Recognized net actuarial gain           (473)        (1,135)           (517)
                                       -------        -------         -------
Net periodic pension cost (income)     $  (923)       $(2,240)        $  (505)
                                       =======        =======         =======

Weighted-average assumptions:
  Discount rate                           7.50%          7.00%           7.50%
  Expected long-term rate of return       9.00%          9.00%           9.00%
  Compensation/progression rate           4.00%          4.00%           4.50%


         Pension cost for 1999, 1998, and 1997 includes $85,000 in cost of living increases each year for NU retirees who were previously employed in the gas business operated by The Connecticut Light and Power Company, a subsidiary of NU. These payments were agreed to at the time of divestiture from NU. During fiscal 1994, the Company adopted an Excess Benefit Plan ("EBP") that provides retirement benefits to executive officers and other key management staff. The EBP recognizes total compensation and service that would otherwise be disregarded due to Internal Revenue Code limitations on compensation in determining benefits under the regular retirement plan. The EBP is not funded and benefits are paid from general corporate assets when due.

NOTE 5)  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

         The Company provides certain health care and life insurance benefits to its retired Yankee Gas and RMS employees. The Company recognizes the cost of postretirement benefits over the employment period that encompasses eligibility to receive such benefits. On July 1, 1990, in accordance with terms of the divestiture, Yankee Gas began compensating NU for a portion of NU's liability for certain health care and life insurance expenses of retirees or surviving spouses. Yankee Gas and NU will share costs in a defined manner until June 30, 2005. The cost of providing those benefits for NU retirees was approximately $1,283,000 for the fiscal year ended September 30, 1999 and $1,032,000 and $1,103,000 for the comparable periods in 1998 and 1997, respectively.

         The Company has established two Internal Revenue Code Section 501(c)(9) Voluntary Employee Beneficiary Association ("VEBA") Trusts, one for union employees and one for non-union employees, to fund its future liabilities for retiree health care and life insurance benefits. Contributions to the VEBA Trusts totaled $1.3 million for fiscal 1999 and $1.1 million for fiscal 1998. Assets of the VEBA Trusts are invested primarily in equity securities and investment grade bonds.

         For Yankee Gas, the DPUC is allowing $1.7 million of associated expenses to be recovered in rates and up to an additional $1.5 million annually, which is being collected through a rate settlement process, which is more fully described in Note 9, Commitments and Contingencies (Transition Costs-Order No. 636).

         The components of net pension cost (income) were:

         YEARS ENDED SEPTEMBER 30,                    1999              1998
         -------------------------                    ----              ----
         (In thousands)

         Change in benefit obligation:
         Benefit obligation at beginning of year    $ 27,465          $ 21,803
         Service cost                                  1,253               922
         Interest cost                                 1,892             1,597
         Employee contribution                            59                57
         Actuarial loss (gain)                        (3,227)            4,181
         Benefits paid                                  (967)           (1,095)
                                                    --------          --------
         Benefit obligation at end of year          $ 26,475          $ 27,465
                                                    ========          ========

         Change in plan assets:
         Fair value of plan assets at
           beginning of year                        $ 11,893          $ 10,790
         Actual return on plan assets                  1,851             1,309
         Employer contribution                         1,292               832
         Employee contribution                            59                57
         Benefits paid                                  (967)           (1,095)
                                                    --------          --------
         Fair value of plan assets at end of year   $ 14,128          $ 11,893
                                                    ========          ========

         Funded status                              $(12,347)         $(15,572)
         Unrecognized transition obligation           11,856            12,731
         Unrecognized net actuarial loss              (6,527)           (2,529)
                                                    --------          --------
         Accrued benefit cost                       $ (7,018)         $ (5,370)
                                                    ========          ========

YEARS ENDED SEPTEMBER 30,               1999            1998            1997
------------------------                ----            ----            ----
(In thousands)

Net pension cost includes the following components:

  Service cost                         $1,253          $  922        $  913
  Interest cost                         1,892           1,597         1,685
  Expected return on plan assets       (1,080)         (1,076)         (713)
  Amortization of transition
    obligation                            875             876           875
  Recognized net actuarial gain          -               (253)          (88)
  Other adjustments or deferrals         -               -              210
                                       ------          ------        ------
  Net periodic pension cost            $2,940          $2,066        $2,882
                                       ======          ======        ======

  Weighted-average assumptions:
  Discount rate                          7.50%           7.00%         7.50%
  Expected return of plan assets         9.00%           9.00%         9.00%
  Rate of compensation increase          4.00%           4.00%         4.50%
    Health care cost trend rate
       - First year                      6.00%           7.00%         8.00%
       - Ultimate                        5.00%           5.00%         5.00%

         Trend rates are assumed to decrease one percent per year until they reach the ultimate rate. A one percent increase in the weighted average trend rate assumption of health care claims would result in a 12 percent increase in accumulated benefit obligations and a 16 percent increase in net periodic postretirement benefit costs.

NOTE 6)  STOCK-BASED COMPENSATION

         Yankee Energy established Long-Term Incentive Compensation Plans in 1991 and 1996. Options on 73,400 and 20,500 shares of common stock were granted under the 1996 plan, in fiscal 1998 and 1999, respectively. Under the terms of the options granted, the exercise price of any option may not be less than 100 percent of the fair market value of the common stock on the date of the grant. The stock options generally vest over a five year period, with 20 percent becoming exercisable on each of the first five anniversaries of the grant. All stock options expire ten years from the date of grant. Options granted to a senior executive were accelerated and deemed fully vested as of September 30, 1998, as part of a severance agreement (see Note 9 Commitments and Contingencies). The Company recorded expenses in fiscal 1998 of approximately $101,000 due to the change in the measurement date.

         The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, under which no compensation costs have been recognized for stock option awards. Had compensation costs of option awards been determined under a fair value alternative method as stated in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company would have been required to value such options and record such amounts in the financial statements as compensation expense. Pro forma net income and net income per share for fiscal 1999, 1998 and 1997 would have been $13,297,000 and $1.25, $10,832,000 and $1.03, and $16,919,000
         and $1.62, respectively. For purposes of this calculation, the Company arrived at the fair value of each stock grant at the date of grant by using the Black Scholes option pricing model with the following weighted average assumptions used for grants for the fiscal years ended September 30, 1999 and 1998: risk-free interest rate of
         5.5 and 5.7 percent, respectively, expected life of 5.0 years, expected volatility of 30 and 17 percent, respectively, and a dividend yield of 3.3 and 5.3 percent, respectively. No stock options were granted for the fiscal year ended September 30, 1997.

         The following summarizes stock option transactions for the fiscal years ended September 30, 1999, 1998 and 1997:

------------------------------------------------------------------------------

                                                         Average      Number
                                        Option Prices     Price      of Shares
------------------------------------------------------------------------------


Outstanding Options September 30, 1996   $21.38-$23.69    $22.73     115,000
  Exercised                              $21.63-$23.69    $21.73      (4,860)
  Canceled                               $21.63-$23.69    $22.97      (8,980)
                                                                     -------
Outstanding Options September 30, 1997   $21.38-$23.69    $22.75     101,160
  Granted                                $23.13-$26.19    $24.63      73,400
  Exercised                              $21.63-$23.69    $21.93      (8,240)
  Canceled                               $21.63-$23.72    $23.01     (45,260)
                                                                     -------
Outstanding Options September 30, 1998   $21.63-$26.19    $23.85     121,060
  Granted                                       $29.31    $29.31      20,500
  Exercised                              $21.63-$26.19    $24.25     (60,860)
  Canceled                               $21.63-$23.72    $23.57      (7,800)
                                                                     -------
Outstanding Options September 30, 1999   $21.63-$29.31    $25.08      72,900
                                                                     =======

        At September 30, 1999, 1998, and 1997, there were 42,612 options, 63,388 options, and 38,136 options exercisable, respectively, which have weighted average exercise prices of $26.16 per share, $24.24 per share, and $22.20 per share, respectively.

NOTE 7) SHORT-TERM DEBT

        Yankee Gas has arranged a $60 million revolving line of credit with a group of three banks whereby funds may be borrowed on a short-term revolving basis using either fixed or variable rate loans. Yankee Gas had $34.5 million and $63.2 million outstanding under its agreements at September 30, 1999 and 1998, respectively. In addition, Yankee Energy had $21.5 and $12.5 million outstanding at September 30, 1999 and 1998, respectively, on a $15 million line of credit and a $10 million uncommited line of credit. The weighted average interest rates on short-term debt at September 30, 1999 and 1998 were 5.5 percent and
        5.8 percent, respectively.

NOTE 8) FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying amount of cash and temporary cash investments approximates fair value. The fair values of the Company's first mortgage bonds, which are fixed rate long-term debt, are based upon borrowing rates currently available to the Company. Adjustable rate securities are assumed to have a fair value equal to their carrying value. The carrying amount of the first mortgage bonds (including current maturities) was $159,000,000 and $129,165,000 as of September 30, 1999
        and 1998, respectively. The fair value was $152,577,000 and $144,100,000 as of September 30, 1999 and 1998, respectively. These fair values have been reported to meet the disclosure requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Values of Financial Instruments," and do not purport to represent the amounts at which those obligations would be settled.

NOTE 9) COMMITMENTS AND CONTINGENCIES

        Construction Program: The Company's estimated capital expenditures for fiscal 2000 are $30.8 million. The Company intends to use $29.0 million of these estimated expenditures to maintain the reliability of the distribution system and in projects that will generate or support gas sales and transportation activities.

        Environmental Matters: Fourteen sites containing coal tar became the property of Yankee Gas at divestiture from NU in 1989. Contamination at these sites was caused by operations of former manufactured gas plants at those locations. Yankee Gas has reported the results of its environmental studies to the Connecticut Department of Environmental Protection ("DEP"). The DEP has not required that any remedial action be undertaken to date. However, eight of the fourteen sites are presently listed on the Connecticut Inventory of Hazardous Waste
        Sites. Inclusion of a site on this list indicates that remediation may be required in the future.

        Remediation has been conducted at three of these properties. In addition, Yankee Gas has developed a cost estimate for the remaining sites based on various factors including the probability of clean-up. As a result of this effort, Yankee Gas recorded a liability of $35 million in fiscal 1993 for future environmental clean-up with a corresponding regulatory asset. Recovery of remediation costs has been specifically allowed by Yankee Gas' 1992 rate case decision. Presently, $325,000 is allowed annually in rates. If costs are expected to exceed $2.5 million on an annual basis, Yankee Gas is required to review such expenditures with the DPUC. The DPUC has stated that "to the extent that coal tar remediation expenses are prudently incurred, they should be allowed as proper operating expenses," and therefore, management continues to believe a regulatory asset is appropriate for this item.

        Yankee Gas has received $9.6 million from certain of its insurance carriers in settlement of certain claims for actual or potential contamination at certain sites that may give rise to environmental liabilities. The terms of the aforementioned settlements are subject to confidentiality provisions in agreements between Yankee Gas and its insurance carriers. The proceeds are being reflected as reductions in the regulatory asset associated with recoverable environmental clean-up costs, as shown in the accompanying balance sheets.

        Transition Costs-Order No. 636: On April 8, 1992, the Federal Energy Regulatory Commission ("FERC") issued Order No. 636 on pipeline restructuring. In essence, the FERC found that absent the unbundling of traditional merchant services, pipelines would not be able to achieve the FERC's long-term goal of open access and provide transportation services that are indifferent to the seller of the gas.

        Order No. 636 acknowledges that the restructuring of the pipelines' traditional services will cause pipelines to incur transition costs in several areas and provides mechanisms for the pipelines to fully recover prudently incurred transition costs attributable to the implementation of Order No. 636.

        On July 8, 1994, the DPUC issued a decision on the implementation of FERC Order No. 636 by the Connecticut Local Distribution Companies ("LDCs"). The DPUC is allowing the LDCs to offset the transition costs billed by pipelines under Order No. 636 with recoveries from capacity release activity, refunds of deferred gas costs, gas supplier refunds, off-system sales margin and interruptible margin earned in excess of target amounts. Through September 30, 1999, Yankee Gas paid approximately $21.5 million of transition costs and an additional $1.5 million is anticipated. To date, Yankee Gas has collected $53.6 million through a combination of credits received from gas supplier refunds, deferred gas costs, excess interruptible margin, off-system sales margin, and capacity release agreements.

        On January 3, 1996, the DPUC issued a Final Decision in reopened Docket No. 92-02-19. The Docket allows for recovery of certain deferred regulatory assets with the stipulation that Yankee Gas would not increase its rates before October 1, 1998, except in the event of certain circumstances which would adversely affect Yankee Gas' financial condition. Yankee Gas may apply a portion of excess transition credits received from pipeline refunds, interruptible excess margin, deferred gas costs, capacity release activity, and off-system sales margin to certain regulatory assets. As of September 30, 1999, excess collections of approximately $32.1 million were applied against the deferred regulatory assets specified in the decision.

        Rate Review: On July 9, 1997, the DPUC issued its decision in Docket No. 96-08-05. The DPUC decision, which is not a rate order, called for a lowering of Yankee Gas' authorized Return on Equity ("ROE") from
        12.43 percent to 11.15 percent. The DPUC believed that lower current interest rates and recently allowed rates of return for other Connecticut utilities justified a lower ROE for Yankee Gas. On
        October 1, 1997, the DPUC approved a settlement whereby Yankee Gas would credit approximately $3.2 million to firm sales customers through the PGA during fiscal year 1998. The settlement also allowed Yankee Gas to maintain its base rates until the end of fiscal year 2000, resulting in an eight-year period in which Yankee Gas will have gone without an increase in its base rates.

        Legal Issues: In fiscal 1996, Yankee Gas received revised property tax bills from the City of Meriden, Connecticut ("City") for tax years 1991 through 1994. The City is asserting a claim for approximately $5.0 million for back taxes and interest resulting from the reassessment and revaluation of Yankee Gas' personal property filings. The City did not locate or identify any property which Yankee Gas omitted from its filings. The tax bills reflect a reassessment of property using a different methodology than that previously accepted by the City. Subsequent to the filing of the lawsuit against the City, Yankee Gas appealed the succeeding reassessment and currently is in the process of also litigating the revaluation of the subject personal property for the tax years 1995 through 1998. Although it is anticipated that the outcome of this claim will not have a material impact on the Company's financial statements, based on the information available at this time, management cannot predict what the ultimate impact might be.

        In November 1995, a purported class action suit was filed against Yankee Gas and the state's two other LDCs by the Connecticut Heating and Cooling Contractors' Association, Inc. et al. On December 21, 1999, the action was settled with the plaintiffs and is awaiting the court's confirmation. The settlement does not have a material adverse effect on the Company's consolidated results of operations or financial position.

        The Company is not a party to any other litigation other than ordinary routine litigation incident to the operations of the Company or its subsidiaries. In the opinion of management, the resolution of such litigation will not have a material adverse effect on the Company's financial condition or results of operations.

        Tax Audits: The Company is currently under audit by the State of Connecticut regarding the Company's Sales and Use Tax returns for the calendar years 1996, 1997 and 1998, by the City of Naugatuck, Connecticut regarding the Company's Personal Property Tax Schedules for the years 1995, 1996 and 1997, and by the Internal Revenue Service ("IRS") regarding the Company's Federal Income Tax returns for the calendar years 1995 and 1996. The Company is responding to all information document requests put forth by the auditors. At this time, except for the audit of the 1995 Federal Income Tax Return, the Company does not have sufficient information to determine the amount, if any, of additional liability that may result from these proceedings. The Company is expecting a formal proposal from the IRS regarding adjustments to the 1995 Federal Income Tax Return. The Company does not anticipate that any of these audits, including the audit of the 1995 Federal Income Tax Return, will have a material effect on its consolidated results of operations or financial position.

        Nonrecurring Charges: In connection with YESCo's HVAC restructuring and impairments of certain Power division assets, the Company recorded a pre-tax charge of approximately $3.5 million in the fourth quarter of fiscal 1998. Of the total charge, $1.6 million represents impairment of HVAC and Power divisions' long-lived assets such as property and goodwill and $1.9 million pertains to YESCo restructuring charges such as lease costs, severance and other exit costs. In addition, in the fourth quarter of fiscal 1998, the Company recorded a pre-tax charge for severance of approximately $0.9 million, due to the resignation of two senior executives. As of September 30, 1999, all amounts accrued have been paid and no additional charges were required.

        The Company is currently negotiating the sale of its more significant Power Division investments with several interested parties. These investments include an operating land fill gas fueled generating facility in Brookhaven, NY, interests in two operating cogeneration facilities, development stage projects and other less significant assets. The total investment at September 30, 1999 is approximately $15.4 million and is reflected as assets held for sale in the consolidated balance sheets. Management expects that the sale of the Power Division assets will have no material effect on the Company's consolidated results of operations or financial position.

NOTE 10) RISK MANAGEMENT ACTIVITIES

        Gas Supply Hedging Activities: Yankee Gas has gas service agreements with two customers to supply gas at fixed prices. Because Yankee Gas purchases gas on a variable price basis, it has hedged gas prices with derivatives to respond to customers' needs for fixed pricing. Both agreements are similar in structure in that Yankee Gas executed a commodity swap contract with a commodity trading firm. Under a master commodity swap agreement, the price of a specified quantity of gas is fixed over the term of the gas service agreement with the customer.
        In both cases, Yankee Gas is acting as an agent, using its credit to provide fixed pricing to its customers, using a commodity swap.
        Yankee Gas' results of operations are unaffected by the hedge transaction given that it passes through the cost of the hedge to either the commodity trading firm or its customer depending on the difference in the fixed and floating prices for gas. Also, the customers are accountable for all costs incurred by Yankee Gas to execute and maintain the commodity swap contract.

        Of the two gas service hedging agreements currently in force, only one is material relative to the significance of gas volumes being hedged. This agreement has a ten-year term and requires Yankee Gas to supply approximately one BCF of gas per year, with relatively low margin, at a fixed price that began August 1, 1995. The price is allowed to escalate by a predetermined rate every year after the first year. The commodity swap contract for this hedging agreement was executed August 17, 1994. Yankee Gas is responsible for margin calls collateralizing the commodity swap contract from August 17, 1994 through the term of the gas service agreement. Currently, Yankee Gas has a letter of credit in the amount of $1.75 million issued to the commodity trading firm collateralizing the commodity contract.

        Interest Rate Swap: The Company uses swap instruments with financial institutions to exchange fixed rate interest obligations to a blend between fixed and variable rate obligations without exchanging the underlying notional amounts. These instruments convert high fixed interest rate obligations to variable rates. The notional amounts parallel the underlying debt levels and are used to measure interest to be paid or received and do not represent the exposure to credit loss. As of September 30, 1999, Yankee Energy had outstanding agreements with a total notional value of $49 million and a positive mark-to-market position of approximately $63,000. The difference between the amounts paid and received under the swaps is accrued and recorded as an adjustment to interest expense over the life of the swap instruments.

NOTE 11) REPORTABLE SEGMENTS

        Yankee Energy operates principally in two segments: utility and nonutility. The utility segment is a regulated natural gas distribution company. The nonutility segement is composed of energy-related services, consumer collection services and financial services. The accounting policies of each reportable segment are the same as those described in the summary of significant accounting policies. The Company accounts for intercompany sales in accordance with existing tariffs and contracts. Yankee Energy evaluates performance based on profitability and growth potential of each segment. Financial data for reportable segments is as follows:

--------------------------------------------------------------------------------------------------------------
                                                 Depreciation &      Interest        Income         Net
(In Thousands)                    Revenues       Amortization        Expense         Taxes         Income
--------------------------------------------------------------------------------------------------------------
Year ended September 30, 1999

  Utility                         $275,619         $19,646           $13,526        $12,923       $15,907
  Nonutility                        31,084           1,914             1,310           (963)          139
  Parent/Eliminations               (3,221)           -                 (232)          (636)       (2,671)A
                                  --------         -------           -------        -------       -------
Total                             $303,482         $21,560           $14,604        $11,324       $13,375
                                  ========         =======           =======        =======       =======

Year ended September 30, 1998
  Utility                         $283,839         $18,213           $12,909       $12,868       $16,978
  Nonutility                        33,759           1,576             1,456        (4,124)       (5,389)B
  Parent/Eliminations               (2,831)           -                 (512)         (424)         (706)C
                                  --------         -------           -------        -------       -------
Total                             $314,767         $19,789           $13,853        $ 8,320       $10,883
                                  ========         =======           =======        =======       =======

Year ended September 30, 1997
  Utility                         $318,993         $16,868           $12,335        $14,999       $19,739
  Nonutility                         8,631           1,260               913         (1,576)       (2,934)
Parent/Eliminations                 (2,583)              2              (785)          -              152
                                  --------         -------           -------        -------       -------
         Total                    $325,041         $18,130           $12,463        $13,423       $16,957
                                  ========         =======           =======        =======       =======

         A - Parent loss includes non-tax deductible merger expenses of
             $1.9 million.
         B - Nonutility loss includes nonrecurring restructuring charges and asset impairment associated with YESCo. After-tax, these amounts were approximately $2.7 million.
         C - Parent loss includes an after-tax charge for severance, due to the resignation of two senior executives of approximately $0.5 million.

         At September 30, (In thousands)             1999             1998
         --------------------------------------------------------------------
         Total Plant and Other Investments
            Utility                                 $381,343        $368,227
            Nonutility                                15,298          12,484
                                                    --------        --------
          Total Plant and Other Investments         $396,641        $380,711
                                                    --------        --------
          Other Assets
            Utility                                 $121,189        $132,357
            Nonutility                                49,360          39,647
            Less intercompany receivables            (26,904)        (17,431)
                                                    --------        --------
          Total Other Assets                        $143,645        $154,573
                                                    --------        --------
          Total Assets                              $540,286        $535,284
                                                    ========        ========

NOTE 12) QUARTERLY FINANCIAL DATA (UNAUDITED)

          The following table provides information with respect to the consolidated quarterly results of operations for the fiscal years ended September 30, 1999 and 1998, and reflects the seasonal nature of the Company's operations. The results of any one quarter during the year are not indicative of the results of future quarters.

                                  (In thousands, except per share amounts)
-------------------------------------------------------------------------------
Fiscal Year 1999               December 31   March 31   June 30    September 30
-------------------------------------------------------------------------------
Operating revenues              $ 85,001     $117,444   $ 56,221     $ 44,816

Operating income (loss)           16,066       27,035      1,112       (5,153)

Net income (loss)                  7,846       11,450     (2,108)      (3,813)

Basic and diluted earnings
  (loss) per common share (1)   $   0.74     $   1.08   $  (0.20)    $  (0.36)

-------------------------------------------------------------------------------
                                               Quarter Ended
Fiscal Year 1998               December 31   March 31   June 30    September 30
-------------------------------------------------------------------------------
Operating revenues              $102,595     $113,193   $ 54,327     $  44,652

Operating income (loss)           20,334       23,828        402       (11,682)

Net income (loss)                  9,091       10,810     (1,902)       (7,116)

Basic and diluted earnings
  (loss) per common share (1)   $   0.87     $   1.03   $  (0.18)    $   (0.68)

(1) Basic and diluted earnings (loss) per common share were calculated on the basic weighted average common shares outstanding of 10,609,293 and 10,495,806 and the diluted weighted average common shares outstanding of 10,623,017 and 10,499,810 for the twelve months ended September 30, 1999 and 1998, respectively.


Item 7.(b) Pro Forma Financial Information

        UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed balance sheet as of December 31, 1999 and the unaudited pro forma combined condensed income statement for the year ended December 31, 1999 combine the historical information of Northeast Utilities System (NU) and Yankee Energy System, Inc. (Yankee) to give the effect of the proposed acquisition of Yankee by NU, which is expected to close as early as the first quarter of 2000. The proposed acquisition is accounted for using the purchase method of accounting where NU is deemed to have acquired Yankee. Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the merger, over the net assets acquired is classified as goodwill on the accompanying unaudited pro forma combined condensed balance sheet. The estimated fair values and useful lives of assets acquired and liabilities assumed, which were utilized in the calculation of goodwill, are based on reported balance sheet data and are subject to final valuation adjustments in accordance with generally accepted accounting principles. The unaudited pro forma financial statements do not reflect the anticipated synergies arising from the acquisition, which are expected to occur after the acquisition date. For purposes of reflecting the pro forma amounts, the balance sheet has given effect to the acquisition as if it had occurred at December 31, 1999 and the income statement has given effect to the acquisition as if it had occurred on January 1, 1999.

The unaudited pro forma combined condensed financial statements assume that the total merger consideration paid to Yankee shareholders will be equal to $479.0 million with 55% of the outstanding Yankee shares each being exchanged for cash consideration of $45.00 per share and 45% of the outstanding Yankee shares each being exchanged for a number of NU common shares with a value equal to $45.00. The merger consideration was determined assuming that the merger would be consummated within six months of Yankee shareholder approval of the merger agreement. If the closing of the merger has not occurred by the end of such six-month period, the cash consideration equal to $45.00 per share will be adjusted upwards by $.005 for each day after such six-month period through the day prior to the earlier of the closing date or a final termination date after which there will be no further adjustments. The per share stock consideration is a number of NU shares equal to the cash consideration divided by the average trading price of NU shares over a specified period prior to the closing of the merger.

The following unaudited pro forma financial statements should be read in conjunction with the consolidated historical financial statements and related notes of NU, which are included in the NU Current Report on Form 8-K filed on February 29, 2000 and the consolidated historical financial statements and related notes of Yankee, which are included in the Yankee Form 10-K filed on December 29, 1999. NU has provided all the information included below regarding NU, Yankee and their respective subsidiaries.

The following unaudited pro forma combined condensed financial statements are for illustrative purposes only. They are not necessary indicative of the financial position or operating results that would have occurred had these transactions been completed on those dates, as assumed above, nor is the information necessarily indicative of future financial position or operating results. Results of operations and financial position in the first year after consummation could differ significantly from the unaudited pro forma combined condensed financial statements, which are based on past operations. Future operations will be affected by various factors including operating performance, energy market developments and other matters.

The December 31, 1999 historical financial statements of NU and Yankee were derived from audited financial statements but do not include all disclosures required by GAAP.







NORTHEAST UTILITIES SYSTEM COMBINED CONDENSED BALANCE SHEET
     GIVING EFFECT TO THE YANKEE ENERGY SYSTEM MERGER
                    ACTUAL AND PRO FORMA
                   (DOLLARS IN THOUSANDS)

                                                                                              Pro Forma
                                     Northeast Utilities    Yankee Energy                    Giving Effect
                                            System          Systems, Inc.     Pro Forma      to proposed
                                         (Historical)       (Historical)     Adjustments     Transactions
                                           12/31/99            9/30/99       (Unaudited)     (Unaudited)
                                     ---------------------------------------------------------------------
ASSETS

Utility plant, net                        $3,947,434          $381,048                        $ 4,328,482
Other property and investments               888,181            30,945                            919,126

Current Assets:
  Cash and cash equivalents                  255,154             1,736       $(263,789 (A)        256,890
                                                                               263,789 (C)
  Accounts receivable, net                   310,190            38,952                            349,142
  Other current assets                       505,936            28,180                            534,116

Regulatory assets and deferred             3,781,157            59,425           2,300 (C)      3,842,882

Purchase Price in Excess of Net Assets
   Acquired                                                                    319,062 (B)        319,062
                                          ----------          --------       ---------        -----------
Total assets                              $9,688,052          $540,286       $ 321,362        $10,549,700
                                          ==========          ========       =========        ===========

CAPITALIZATION AND LIABILITIES

Capitalization:
   Common shareholder's euity             $2,083,311          $165,579       $  47,273 (D)    $ 2,296,163

   Preferred stock not subject
       to mandatory redemption               136,200              -                               136,200
   Preferred stock subject
       to mandatory redemption               121,288              -                               121,288
   Long-term debt                          2,372,341           163,050                          2,535,391
                                          ----------          --------       ---------        -----------
Total Capitalization                       4,713,140           328,629          47,273          5,089,042
                                          ----------          --------       ---------        -----------

Minority interest in
  consolidated subsidiaries                  100,000              -                               100,000

Obligations under capital lease               62,824              -                                62,824
Short-term debt                              278,000            56,000         263,789 (C)        597,789
Other current liabilities                  1,292,462            35,530          10,300 (C)(E)   1,338,292
Accumulated deferred income tax            1,688,114            65,843                          1,753,957
Other long-term obligations                1,553,512            54,284                          1,607,796
                                          ----------          --------       ---------        -----------
Total Capitalization and Liabilities      $9,688,052          $540,286       $ 321,362        $10,549,700
                                          ==========          ========       =========        ===========

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.














NORTHEAST UTILITIES SYSTEM COMBINED CONDENSED INCOME STATEMENTS
        GIVING EFFECT TO THE YANKEE ENERGY SYSTEM MERGER
                       ACTUAL AND PRO FORMA
        (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                                                   Pro Forma
                                        Northeast Utilities      Yankee Energy                   Giving Effect
                                              System                Systems        Pro Forma      to Proposed
                                           (Historical)          (Historical)     Adjustments    Transactions
For the twelve month period ended:          (12/31/99)             (9/30/99)      (Unaudited)     (Unaudited)
--------------------------------------------------------------------------------------------------------------

Operating Revenues                          $4,471,251             $303,482                        $4,774,733

Operating Expenses:
   Operation -
     Fuel, purchased and net
       interchange power/gas                 1,898,314              152,376                         2,050,690
     Other                                     855,917               63,334                           919,251
Maintenance                                    340,419                6,343                           346,762
Depreciation                                   302,305               21,560                           323,865
Amortization of Excess of
  Purchase Price over Net
  Assets Acquired                                                                 $ 7,977 (F)
Amortization of regulatory assets, net         596,437                 -                              596,437
Federal and state income taxes                 180,883               11,324                           192,207
Taxes other than income taxes                  261,353               20,809                           282,162
Gain on sale of utility plant                 (308,914)                -                             (308,914)
                                           -----------           ----------     --------          -----------
        Total operating expenses             4,126,714              275,746        7,977            4,410,437
                                           -----------           ----------     --------          -----------

Operating Income/(Loss)                        344,537               27,736       (7,977)             364,296

Other Income/(Expense):
Nuclear unrecoverable costs                    (71,066)                -                              (71,066)
Interest charges, net                         (263,651)             (14,604)     (23,403)(C)         (301,658)
Income taxes, net                               82,272                 -           9,361 (H)           91,633
Other, net                                     (35,121)                 243                           (34,878)
                                           -----------           ----------     --------          -----------

Income/(Loss) before dividends                  56,971               13,375      (22,019)              48,327

Preferred dividends of subsidiaries             22,755                 -          22,755
                                           -----------           ----------     --------          -----------
Net income/(loss)                           $   34,216             $ 13,375     ($22,019)          $   25,572
                                           ===========           ==========     ========          ===========
Earnings/(Loss) Earnings Per
  Common Share--Basic and Diluted                $0.26                $1.26                             $0.18
                                           ===========           ==========                       ===========
Common Shares Outstanding (average)        131,415,126           10,576,117      (79,957) (I)     141,911,286
                                           ===========           ==========     ========          ===========

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.













                      NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS
                GIVING EFFECT TO THE YANKEE ENERGY SYSTEM MERGER


Note A.  Cash Consideration

         Cash consideration to be paid to Yankee shareholders will be paid from proceeds from a NU short-term debt offering. NU has reflected pro forma adjustments for the issuance of short-term debt for the full amount payable in cash. (See Note C).

Note B.  Goodwill

         Reflects the recognition of the excess amount of the purchase price over the net assets acquired, calculated as follows:

                                                                 (000's)
         Purchase Price, assumed value of common
           stock and cash consideration (based on
           10,658,138 Yankee shares outstanding at
           December 31, 1999 at $45 per share)                  $479,616
         Estimated Direct Costs to be incurred in
           consummating the proposed merger                        8,000
                                                                --------
                                                                 487,616
         Net Assets of Yankee                                   (168,554)
                                                                --------
         Excess of purchase price over net assets acquired      $319,062
                                                                ========
Note C.  Short-term Debt

         Reflects the issuance of $263.8 million principal amount of 8.0% amortizing notes payable, the proceeds of which will used to fund the cash consideration paid to Yankee shareholders.

         An estimate of $2.3 million of Debt Issuance Costs has also been reflected as a pro forma adjustment related to this debt issuance. As the debt has a one-year term, the debt issuance costs have been fully amortized in the income statement.

Note D.  Common Shareholders' Equity

         Based on the assumption that 55% of the outstanding Yankee shares are each exchanged for cash consideration of $45.00 per share and 45% of the outstanding Yankee shares are each exchanged for a number of NU common shares with a value equal to $45.00. The merger consideration was determined assuming that the merger would be consummated within six months of Yankee shareholder approval of the merger agreement. If the closing of the merger has not occurred by the end of such-six months period, the cash consideration equal to $45.00 per share will be adjusted upwards by $.005 for each day after such six-month period through the day prior to the earlier of the closing date or a final termination date. The per share stock consideration is a number of NU shares equal to the cash consideration divided by the average trading price of Northeast shares over a specified period prior to the closing of the merger.

         Reflects the issuance of 10,496,160 shares of NU common stock at an assumed issuance price of $20.5625 per share, net of the elimination of Yankee common shareholders equity.

         In late 1999, NU arranged forward share purchase transactions with two financial institutions for approximately 10 million shares. NU will continue to accrue interest on those purchases until they are settled.
The forward share purchase transactions can be settled in cash or NU shares. If they are settled in cash prior to the close of the NU/CEI merger, then NU's outstanding shares would be approximately 10 million shares less than reflected in the pro forma financial statements.

Note E.  Merger Related Costs

         NU and Yankee will incur direct expenses related to the merger, including accounting and consulting fees. The pro forma adjustments include an estimate for NU's merger-related costs of $8.0 million, which is included in goodwill. Yankee expects to incur approximately $5.0 million of merger-related costs, which it will expense as incurred.

Note F.  Amortization of Goodwill

         Represents the amortization of goodwill, which is not tax deductible, over a 40-year period.

Note G.  Interest Expense, net

         Represents the interest expense related to the issuance of $263.8 million principal amount of 8.0% notes payable and the amortization of deferred financing costs over one year.

Note H.  Income taxes

         Income Taxes on the pro forma income statements have been based on a rate of 40%. A tax benefit has not been provided for goodwill, since it is not tax deductible.

Note I.  Common Shares Outstanding (average)

         Reflects the issuance of 10,496,160 NU common shares at an assumed issuance price of $20.5625 at December 31, 1999, net of the elimination of Yankee shares outstanding.